AMENDMENT NO. 4 TO FINANCING AGREEMENTS




                                   November 14, 1996


Emerson Radio Corp.
Majexco Imports, Inc.
9 Entin Road
Parsippany, New Jersey  07054

Gentlemen:

      Congress Financial Corporation ("Lender"), Emerson Radio Corp. ("Emerson") and Majexco Imports, Inc. ("Majexco"; together with Emerson, individually and collectively, the "Borrower") have entered into certain financing arrangements pursuant to the Loan and Security Agreement, dated March 31, 1994, currently between Lender and Borrower, as amended by Amendment No. 1 to Financing Agreements, dated August 24, 1995 and Amendment No. 2 to Financing Agreements, dated February 13, 1996, and Amendment No. 3 to Financing Agreements, dated August 20, 1996 (the "Loan Agreement"), together with various other agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements"). All capitalized terms used herein and not herein defined shall have the meanings given to them in the Financing Agreements.

      Borrower has requested that Lender agree to certain amendments to the Financing Agreements, and Lender is willing to agree to such amendments, subject to the terms and conditions set forth herein.

      In consideration of the foregoing, the mutual agreements and covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

      1. MAXIMUM CREDIT. The reference to "60,000,000" in Section 1.34 of the Loan Agreement shall be deleted and replaced with "30,000,000".

     2. ADJUSTED NET WORTH COVENANT. Section 9.14 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

          "9.14 ADJUSTED NET WORTH.

                (a) Except as provided in Section 9. 14(b) below, as of the end of each fiscal quarter of Emerson, Emerson shall maintain, on a consolidated basis with its subsidiaries, Adjusted Net Worth of not less than the sum of (i) the Base Amount, plus (ii) all proceeds received by Emerson or its subsidiaries after June 30, 1996 from the sale of any equity securities (including any equity securities issued pursuant to the Rights Offering or the exercise of Warrants issued pursuant to the Plan), plus (iii) subject to the provisions hereof, all proceeds received by Emerson or its subsidiaries after June 30, 1996 from the sale by Emerson or its subsidiaries of debt securities subordinated to the extent required under Section 1.2(b), plus (iv) all extraordinary gains or non-operating gains realized by Emerson or its subsidiaries after June 30, 1996. As used herein, the "Base Amount" shall mean the amount of $30,000,000.

               (b) Notwithstanding Section 9.14(a), the following amounts shall be added to Adjusted Net Worth otherwise calculated as provided in
          Section 1.2 of the Loan Agreement for purposes of the covenant set forth in Section 9.14(a) with respect to fiscal quarters ending on or after September 30, 1996: (i) non-recurring charges totaling not more than $917,000 relating to reorganization of Emerson Radio Canada Ltd. and (ii) non-recurring charges totaling not more than $2,118,000 relating to Emerson's unsuccessful efforts to acquire International Jensen Incorporated."

     3.   CERTAIN SUBLIMITS.

           (a)   INVENTORY.   The  last  sentence  of  Section  2.1(c)  and  the
accompanying table in Section 2.1(c) of the Loan Agreement shall be deleted and replaced with the following:

                 "As used herein, `Maximum Inventory Exposure' shall mean $20,000,000."

           (b) LETTER OF CREDIT ACCOMMODATIONS. The reference to "$30,000,000" in Section 2.2(d) of the Loan Agreement shall be deleted and replaced with "$15,000,000".

      4. UNUSED LINE FEE. Section 3.4 of the Loan Agreement shall be deleted in its entirety and replaced with the following, effective December 1, 1996:

                "3.4 UNUSED LINE FEE. Borrower shall pay to Lender monthly an unused line fee calculated at the applicable rate per annum set forth in the table below upon the amount (the "Unused Line Amount") by which $30,000,000 exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

                  UNUSED LINE AMOUNT                   RATE PER ANNUM

          $   -0-      -   $ 8,000,000                      1.00%
          $ 8,000,001  -   $15,000,000                      0.90%
          $15,000,001  -   $20,000,000                      0.70%
          $20,000,001  -   $25,000,000                      0.60%
          $25,000,001  -   $30,000,000                      0.50%


      5. CERTAIN AVAILABILITY RESERVES. Section 2.3 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

          "2.3 AVAILABILITY RESERVES.

          (a) All Loans otherwise available to Borrower pursuant to the lending formulas and subject to the Maximum Credit and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise Availability Reserves.

           (b) Without limiting Lender's other rights to establish Availability Reserves hereunder, Lender shall be entitled to establish and maintain (i) a permanent Availability Reserve at all times in the amount of $500,000; and (ii) a special seasonal Availability Reserve in the amount not less than $2,000,000, as determined by Lender in good faith, to be maintained during the period commencing November 1 of each year and ending on March 31 of the following year. The seasonal Availability Reserve referred to in clause (ii) shall be the period implemented in equal installments on each Friday occuring during the period commencing November 1 of each year and ending on December 31 of such year (the number of installments and the amounts thereof being determined by Lender based on the number of Fridays in such period of November 1 through December 31)".

     6.   EARLY TERMINATION FEE.

           (a) Section 12.1(c) of the Loan Agreement shall be amended by changing to "2%", the reference to "1%" contained in clause (iii) (appearing under the column heading entitled "AMOUNT").

           (b) Notwithstanding anything to the contrary contained in Section 12.1(c) of the Loan Agreement, as amended, if Borrower elects to terminate the Loan Agreement at any time during the period April 1, 1997 to but not including March 31, 1998 and prepays all Obligations prior to an Event of Default, and Borrower obtains, after the date hereof, from a non-Affiliate, from an equity offering or unsecured debt placement, other than pursuant to the Debenture Documents, net proceeds from such equity offering or debt placement in an amount not less than $15,000,000, then the early termination fee shall be reduced to one (1%) percent of the Maximum Credit.

      7. FEE. In consideration of Lender's entering into this Amendment, Borrower shall pay Lender a facility amendment fee in an amount equal to $10,000 payable simultaneously with the execution hereof, which fee is fully earned as of the date hereof. Such fee may, at Lenders' option, be charged directly to any of Borrower's Revolving Loan accounts maintained by Lender under the Financing Agreements.

      8.   DISSOLUTION OF CERTAIN OBLIGORS.

            Borrower represents and warrants to Lender that (i) Emerson Technologies, L.P. and its general partner, Emerson Technologies and Development Corp., no longer transact business and have been dissolved and (ii) Borrower has delivered to Lender true copies of the Certificate of Dissolution of Emerson Technologies and Development Corp. dated August 2, 1996 and filed August 2, 1996 by the Secretary of State of New Jersey and of a certified copy of the Certificate of Cancellation of Emerson Technologies L.P., dated February 7, 1996 and filed February 9, 1996 by the Secretary of State of Delaware. To the extent Lender's consent with respect to such dissolutions is required, Lender hereby consents thereto. As a result of such dissolutions, Emerson Technologies L.P. and Emerson Technologies and Development Corp. are no longer in existence as Obligors for purposes of the Financing Agreements.

     9.   MISCELLANEOUS.

           (a) ENTIRE AGREEMENT; RATIFICATION AND CONFIRMATION OF THE FINANCING AGREEMENTS. This Amendment contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous term sheets, proposals, discussions, negotiations, correspondence, commitments and communications between or among the parties concerning the subject matter hereof. This Amendment may not be modified or any provision waived, except in writing signed by the party against whom such modification or waiver is sought to be enforced. Except as specifically modified pursuant hereto, the Financing Agreements are hereby ratified, restated and confirmed by the parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the Financing Agreements, the terms of this Amendment shall control.

           (b) GOVERNING LAW. This Amendment and the rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York.

           (c) BINDING EFFECT. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

           (d) COUNTERPARTS. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.
     By the signature hereto of each of the duly authorized officers, all of the parties hereto mutually covenant and agree as set forth herein.

                              Very truly yours,

                              CONGRESS FINANCIAL CORPORATION

                              By: /s/ Kenneth G. Donahue

                              Title:  Assistant Vice President

AGREED AND ACCEPTED:

EMERSON RADIO CORP.

By:       /s/ Eugene I. Davis

Title:   President


MAJEXCO IMPORTS, INC.

By:  /s/ Eugene I. Davis

Title:  President


CONSENTED TO AND AGREED:

H.H. SCOTT, INC.
EMERSON COMPUTER CORP.

By:       /s/ Eugene I. Davis

Title:   President


EMERSON RADIO CANADA LTD.

By:  /s/ Eugene I. Davis

Title:  President


EMERSON RADIO & TECHNOLOGIES N.V.

By:  /s/ Eugene I. Davis

Title:  Director